                                    AGREEMENT


                  THIS AGREEMENT (the "Agreement") is entered into by and between the Pension Benefit Guaranty Corporation ("PBGC"), a United States government corporation, and RES Holding Corporation ("RES"), a Delaware Corporation, and is effective as of November 2, 1998 (the "Effective Date").

                                   WITNESSETH

                  WHEREAS, RES has acquired the common stock of Republic Engineered Steels, Inc. ("RESI"), which maintains one or more defined benefit pension plans (the "RESI Plans"), including the RESI USWA Defined Benefit Plan (the "USWA Plan"), which are covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and

                  WHEREAS, PBGC asserts that RESI may be liable for unfunded benefit liabilities of the RESI Plans within the meaning of 29 U.S.C. Sections 130l(a)(18) and 1362(b), determined on the basis of assumptions prescribed by PBGC regulations, 29 C.F.R. pt. 4044, in the event of the termination of one or all of the RESI Plans; and

                  WHEREAS, RES is considering combining RES and RESI under a common Ultimate Parent corporation with the operating assets of entities including Bar Technologies, Inc. ("BarTech"); and

                  WHEREAS, BarTech maintains one or more defined benefit pension plans (the "BarTech Plans"), which are covered by Title IV of ERISA; and

                  WHEREAS, the parties hereto differ as to the effect of the Transaction (as defined herein), the Combination (as defined herein), and the Permitted Closures (as defined herein) on the RESI Plans, and

                  WHEREAS, representatives of RESI initiated contact with PBGC in an effort to explore and resolve these differences; and

                  WHEREAS, PBGC and RES have entered into a Memorandum of Understanding dated November 2, 1998 (the "MOU"), which sets forth the substantive terms of their agreement regarding the RESI Plans and BarTech Plan; and
                  WHEREAS, PBGC and RES, pursuant to the terms of the MOU, wish to enter into a definitive agreement covering such matters;

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

                                    Section I

                                   DEFINITIONS

                  As used in this Agreement, the following terms shall have the meaning set forth below:

                  "BarTech" shall mean Bar Technologies, Inc., a Delaware corporation.

                  "BarTech Plan" shall mean any defined benefit pension plan to which BarTech contributes on behalf of its employees.

                  "Benefit Liabilities"' shall have the meaning ascribed thereto in 29 U.S.C. Section 130l(a)(16).

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Combination" shall mean the combination of RES and RESI under a common Ultimate Parent corporation with the operating assets of BarTech (whether by merger or otherwise), including any financings or refinancings by RES, RESI, BarTech and/or their affiliates in connection therewith or resulting therefrom.

                  "Confidential Memorandum" shall mean the memorandum setting forth the Permitted Closures attached hereto and incorporated herein Attachment A.

                  "Contribution Dates" shall mean the dates of the Required Contributions set forth in Section IV(b) and IV(c) of this Agreement.

                  "Controlled Group" shall have the meaning ascribed thereto in 29 U.S.C. Section 130l(a)(14).

                  "Effective Date" shall mean November 2, 1998.

                  "ERBs" shall mean early retirement benefit packages.

                  "ER1SA" shall mean the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Sections 1001-1461 (1994 and Supp. II 1996).

                  "Holdings" shall mean, from the Effective Date of this Agreement until the consummation of the Combination, RES, and at all times thereafter, the Ultimate Parent.

                  "L/C" shall mean the letter(s) of credit held as security by PBGC for the benefit of the RESI Plans for the Required Contributions due in January and July of 1999.

                  "Merger" shall mean the merger of RES Acquisition Corporation with and into RESI.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation, a wholly-owned United States government corporation.

                  "Permitted Closure" shall mean the plant closings and/or discontinuations identified in the Confidential Memorandum identified as Attachment A hereto.

                  "Plan Year" shall mean January 1 to December 31 of each year.

                  "Required Contributions" shall mean the cash contributions required by Section IV of this Agreement.

                  "Required Credit Balance" shall mean the credit balance required to be maintained for the USWA Plan by Section VI of this Agreement.

                  "RES" shall mean RES Holding Corporation, a Delaware corporation.

                  "RES Acquisition" shall mean RES Acquisition Corporation, a Delaware corporation, and a wholly-owned subsidiary of RES.

                  "RESI" shall mean Republic Engineered Steels, Inc., a Delaware corporation, and a wholly-owned subsidiary of RES Acquisition Corporation.

                  "RESI Plans" shall mean the defined benefit pension plans sponsored by RESI, including the USWA Plan.

                  "Responsible Entity or Entities" shall mean the entities described in Section VII of this Agreement that are jointly and severally liable for each Required Contribution.

                  "Tender Offer" shall mean the acquisition of RESI by RES pursuant to a tender offer by RES Acquisition.

                  "Transaction" shall mean, collectively, the Tender Offer and Merger.

                  "Ultimate Parent" shall mean parent corporation of the Combination of RES and RESI with the operating assets of entities including BarTech.

                  "USWA" shall mean the United Steel Workers of America.

                  "USWA Plan" shall mean the Republic Engineered Steels, Inc. USWA Defined Benefit Plan.

                                   Section II

                                PBGC OBLIGATIONS

                  In consideration of the RES obligations described in Section III of this Agreement, PBGC will forebear from instituting proceedings to terminate the USWA Plan, or any single employer defined benefit pension plan of BarTech or its affiliates under ER1SA Section 4042(a)(4), as a result of (i) the Transaction, (ii) the subsequent Combination and/or (iii) the Permitted Closures.

                                   Section III

                                 RES OBLIGATIONS

                  RES shall cause RESI to comply with the requirements hereof.

                                   Section IV

                                RESI OBLIGATIONS

                  (a) RESI will make a Required Contribution to the USWA Plan in the amount of $27 million within five (5) business days after January 1, 1999. Such Required Contribution will be in addition to the $3.2 million paid in January 1998.

                  (b) All other Required Contributions, in the amounts and on the Contribution Dates set forth below will be made by one or more of the Responsible Entities. If on any Contribution Date the minimum funding contributions to the USWA Plan required by Code Section 412 exceed the amount of the Required Contribution, the minimum funding contributions required under Code
Section 412 shall be made in lieu of the Required Contribution. The Required Contributions shall be made in cash. The amounts of Required Contributions under this Agreement are based on projections that include the assumption that no shutdown benefits will be granted and that certain liabilities will arise from granting 1,000 ERBs to USWA Plan participants.

Contribution Date               Amount ($mill)

no later than 7/1/99                    $20.0

no later than 10/1/99                     7.5

no later than 1/1/00                      7.5

no later than 4/1/00                      7.5

no later than 7/1/00                      7.5

no later than 10/1/00                   7.625

no later than 1/1/01                    7.625

no later than 4/1/01                    7.625

no later than 7/1/01                    7.625

no later than 10/1/01                   9.075

no later than 1/1/02                    9.075

no later than 4/1/02                    9.075

no later than 7/1/02                    9.075

no later than 10/1/02                   8.475

no later than 1/1/03                    8.475

no later than 4/1/03                    8.475

no later than 7/1/03                    8.475



               (c) Notwithstanding the provisions of Section III(b), in the event BarTech's employees are not participants in the USWA Plan on any Contribution Date listed above, BarTech will make its minimum tending contribution required under Code Section 412 to the defined benefit plan in which BarTech's employees participate on such Contribution Date. If BarTech's employees are not participants in the USWA Plan, the Required Contributions shall be as follows:

Contribution Date              Amount ($mill)

no later than 7/1/99                    $20.0

no later than 10/1/99                    7.5

no later than 1/1/00                     7.5

no later than 4/1/00                     7.5

no later than 7/1/00                     7.5

no later than 10/1/00                    7.5

no later than 1/1/01                     7.5

no later than 4/1/01                     7.5

no later than 7/1/01                     7.5

no later than 10/1/01                    7.55

no later than 1/1/02                     7.55

no later than 4/1/02                     7.55

no later than 7/1/02                     7.55

no later than 10/1/02                    7.55

no later than 1/1/03                     7.55

no later than 4/1/03                     7.55

no later than 7/1/03                     7.55



                  (d) The Responsible Entities shall not be obligated to make the portion of any Required Contribution under this Agreement that would not be deductible under Code Section 404 for the Plan Year. The amount of maximum deductible contributions will be determined with the current liability computed using the interest rate that represents the lowest end of the permissible range as prescribed by Code Section 412(1)(7)(C). If any portion of a Required Contribution is not made because it is not tax deductible, RES will provide PBGC with evidence, on the date the Required Contribution is due, that such portion of the Required Contribution is not being made because it is not tax deductible. This evidence will be subject to PBGC's review.

                                    Section V

                                LETTER OF CREDIT

                  The portions of the Required Contribution due no later than
(a) five (5) business days after January 1, 1999, and (b) July 1, 1999, respectively (the "Due Dates"), will be backed by a $47 million L/C which was put in place on November 4, 1998. The L/C provides, by reference to this Agreement, that in the event a Responsible Entity (or Entities) fails to make the

Required Contribution due by the applicable Contribution Date, then PBGC may draw down on the L/C for the benefit of the USWA Plan in an amount equal to the missed payment. If a Responsible Entity (or Entities) does make the applicable portion of the Required Contribution on or before a Contribution Date, the amount of the L/C will be reduced to the remaining unpaid amounts due on any applicable Contribution Date.

                                   Section Vi

                             REQUIRED CREDIT BALANCE

                  (a) At the end of each Plan Year of the USWA Plan beginning with January 1, 2004 through the end of this Agreements the USWA Plan's Required Credit Balance shall be the sum of:

                           (i) the USWA Plan's December 31, 2003 funding standard account credit balance, plus

                           (ii) interest on (i) to the end of the Plan Year, at the funding standard account rate.

                  (b)For each Plan Year beginning with January 1, 2004 through the end of this Agreement, cash contributions must be made to the USWA Plan during the Plan Year so that the USWA Plan's funding standard account credit balance at the end of the Plan Year is at least equal to the Required Credit Balance; provided, however, that nothing herein shall require any contribution to be made to the extent any such contribution is not tax deductible in accordance with the terms of Section IV(d) of this Agreement.


                                   Section VII

                           JOINT AND SEVERAL LIABILITY

                  From the Elective Date until the consummation of the Combination, Holdings, and each entity that is a member of the Holdings Controlled Group on a particular Contribution Date is a Responsible Entity and shall be jointly and severally liable for the Required

Contribution due on such Contribution Date; provided, however, that (i) such member shall not be so liable if it is acquired by Holdings or a member of the Holdings Controlled Group subsequent to the consummation of the Combination and all of its financing in excess of $500,000, whether equity or debt, is non-recourse to, and not guaranteed or contributed by, Holdings or any other member at the Holdings Controlled Group; and (ii) no stockholder of Holdings will be liable for any portion of the Required Contribution. This provision does not apply to required minimum funding contributions under Code Section 412 or to controlled group liability under ER1SA upon termination of the USWA Plan.

                                     Section VIII

                           EXPIRATION OF THE AGREEMENT

                  This Agreement will terminate upon the earliest to occur of
(a), (b), (c), or (d) below but in the case of (a), (b), or (c), no earlier than September 15, 2003.

                  (a) The date on which Ultimate Parent obtains ratings on its unsecured debt from Standard & Poor's and Moody's of at least BBB- and Baa3, respectively;

                  (b) The date on which Ultimate Parent demonstrates to PBGC that the USWA Plan has no amount of unfunded benefit liabilities as determined under ERISA
                           Section 4001 (a)(18) as of the last day of the Plan Year for any two consecutive Plan Years (the last day of the Plan Year in the second consecutive year being the measurement date);

                  (c) In the event there is no rating as provided in section (a) above, the date on which the Ultimate Parent obtains a private rating on a hypothetical issue of unsecured debt at the rating level from S&P and Moody's of at least BBB- and Baa3, respectively. For purposes of obtaining such private ratings, the amount of the hypothetical debt issue will equal at least $100 million; and

                  (d) The date on which PBGC receives a Post Distribution Certification for the USWA Plan pursuant to ERISA
                           Section 4041(b)(3)(B) and 29 C.F.R. Section 4041.29
                           indicating that the USWA Plan has been successfully terminated in a standard termination under ER1SA
                           Section 4041(b).

                                   Section IX

                            INFORMATION REQUIREMENTS

                  The Ultimate Parent shall provide PBGC the following:


                  (a) Form 5500 when filed with the Internal Revenue Service and Actuarial Valuation Report no later than September 30 of the current Plan Year, for the USWA Plan.

                  (b)      By July 1 of each Plan Year beginning with 1999.

                           (i) a statement showing, as of May 31 of the current Plan Year: (x) the total number of ERBs offered and the total number of ERBs accepted during the term of this Agreement and (y) the market value of USWA Plan assets; and

                           (ii)     a statement and detailed supporting
                                    schedules, certified by the USWA Plan's
                                    enrolled actuary, showing the following
                                    present values as of September 30 of the current Plan Year:

                                    (A)      benefits of the USWA Plan that are
                                             guaranteed by PBGC ("guaranteed
                                             benefits");
                                    (B)      guaranteed benefits phased in under
                                             ERISA since the prior September 30;
                                    (C)      benefits that would be guaranteed
                                             benefits but are not yet phased in
                                             under ERISA, and the phase-in dates
                                             for such benefits;
                                    (D)      total benefit liabilities, as
                                             defined in ERISA Section
                                             400l(a)(16) of ERISA, of the USWA
                                             Plan; and
                                    (E)      beginning in 2003, non-guaranteed
                                             benefits payable in Priority
                                             Category 3 pursuant to ERISA
                                             Section 4044.

                                    The present values will be calculated based on participant data as of January 1 of the current Plan Year (adjusted for any significant events that have occurred or are expected to occur) and PBGC plan termination assumptions as of March 31 of the current Plan Year.

                           (iii) The present values in Section IX(b) may be calculated using approximation techniques similar to those employed by the USWA Plan's enrolled actuary in the estimation of benefit liabilities used by the parties in negotiating the Memorandum of Understanding and outlined in a side letter appended hereto as Attachment B. PBGC shall have the right to receive actual calculations if the approximation techniques described in Attachment B have not been used.

                  (c) Certification from the USWA Plan's enrolled actuary that individual employee data is in sufficient detail to calculate participant benefits in each Priority Category at the current January 1 valuation date is being maintained, and that such data will be supplied to PBGC if requested.

                  (d) By December 31 of each Plan Year beginning with the 2003 Plan Year, a certified actuarial statement, plus supporting calculations, that specifies the USWA Plan's Required Credit Balance and the amount of the contribution tor that Plan year that is necessary to maintain the USWA Plan's Required Credit Balance.

                  (e) Written notice of failure to make any portion of the Required Contribution within five (5) business days after the applicable Contribution Date.

                  (f) Written notice thirty (30) days prior to any change in any of the USWA Plan's actuarial assumptions or methods for the purpose of the minimum funding standard of Code Section 412, which change shall be subject to PBGC's consent in advance, such consent not to be unreasonably withheld.

                  (g) Written notice sixty (60) days prior to any USWA Plan merger and/or any transfers of liabilities or assets described in Code Section 414(1) to or from the USWA Plan (other than mergers or transfers involving amounts less than 3% of assets or liabilities in any Plan Year).

                  (h) Written notice thirty (30) days prior to any transaction that would have the effect of transferring sponsorship of any of the USWA Plan outside of the Ultimate Parent's Controlled Group.

                  (i) Written notice of any USWA Plan amendment on the earlier of (a) 30 days prior to adoption or (b) at the same time the proposed amendment is sent for ratification to members of the USWA; provided, however, that in the case of an amendment to the USWA Plan that is required by law, written notice within 10 days after adoption of the amendment.

                  (j) Written notice within thirty (30) days after any Permitted Closures.

                  (k) Written notice within thirty (30) days after delivery or receipt of any notice of default under any debt instrument of RES or its subsidiaries where the outstanding balance of such debt instrument exceeds $10 million.

                  (l) Written notice thirty (30) days prior to any sale, transfer or other disposition of assets of any member of the RES Controlled Group where such entity's assets (i) represent 20% or more of the book value of the assets of the RES Controlled Group on a consolidated basis, or

                           (ii) generated 20% or more of the consolidated revenues or operating income of the RES Controlled Group.

                  (m) Annual audited consolidated financial statements and quarterly financial statements.

                  (n) A copy of any reportable event notice filed with PBGC pursuant to ERISA Section 4043(b) to the Director of PBGC's Corporate Finance and Negotiations Department at the same time such notice is filed.

                  (o) A concurrent copy of the notice delivered to the USWA as stated in Article XXXIV Section I of the 1998 Settlement Agreement (or any successor notice obligation) regarding a Company decision to "close permanently a plant or discontinue permanently a department of a plant or substantial portion thereof" other than a Permitted Closure.


                                    Section X

                                  PRESS RELEASE

                  Before either party to this Agreement issues a press release concerning this Agreement or its terms, that party shall provide the other party to the Agreement with a copy of that press release and 24 hours to comment on it.


                                   Section XI

                         REPRESENTATIONS AND WARRANTIES

                  (a)      RES represents and warrants as to itself as follows:

                           (i) that it has full power and authority to enter into this Agreement and that this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms; and

                           (ii) that the person executing this Agreement on its behalf has been duly authorized and empowered to execute and deliver this Agreement on its behalf.

                  (b)      PBGC represents and warrants as to itself as follows:

                           (i) that it has full power and authority to enter into this Agreement and that this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms; and

                           (ii) that the person executing this Agreement on its behalf has been duly authorized and empowered to execute and deliver this Agreement on its behalf.


                                   Section XII

                                  MISCELLANEOUS

                  (a) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall, except to the extent preempted by federal law, be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of laws principles.

                  (b) Enforceability. This Agreement may be enforced only by the parties hereto. This Agreement is solely for the benefit of the parties hereto and is not intended to confer upon any person except the parties hereto any rights or remedies hereunder.

                  (c) Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and merge and supersede all previous agreements, negotiations, commitments, representations, writings and discussions between them concerning such subject matter. This Agreement cannot be changed or terminated orally and can be modified only upon the written consent of all the parties to be bound by such modification.

                  (d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each of the parties thereto. No party may, without the written consent of the parties affected, assign any of its rights or obligations under this Agreement, directly or indirectly, whether by operation of law or otherwise.

                  (e) Notices. All notices and other communications hereunder shall be in writing and shall be delivered to the intended recipient at the address so specified below or at such other address as shall be designated by any of them in a notice to each other party set forth therein. Notices shall be effective three (3) days after mailing by certified mail and when received if sent by any other means.


Addresses for Notices:


               RES Holding Corporation:

                    Republic Technologies International, Inc.
                    3770 Embassy Parkway
                    Akron, Ohio  44333-8367
                    Attn:  Thomas Tyrrell
                    Fax:  (320) 670-3020

With a copy to:

                    The Blackstone Group
                    345 Park Avenue
                    New York, NY  10154
                    Attn:  Robert L. Frudman
                    Fax:  (212) 583-5704

         PBGC

                    Pension Benefit Guaranty Corporation
                    1200 K Street, N.W.
                    Washington, DC  20005
                    Attn:  Director, Corporate Finance and
                             Negotiations Department
                    Fax:  (202) 842-2643

With a copy to:

                    Pension Benefit Guaranty Corporation
                    1200 K Street, N.W.
                    Washington, DC  20005
                    Attn:  General Counsel
                    Office of General Counsel
                    Fax:  (202) 326-4112

                  (f) Headings. The titles and headings of the sections of this Agreement are for convenience of reference only and will not control or affect in any way the scope, intent or interpretation of any of the provisions of this Agreement.

                  (g) Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.


                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first set forth above.



                              PENSION BENEFIT GUARANTY CORPORATION


                              By:
                                 ----------------------------------
                                 Name:    Andrea Schneider
                                 Title:   Director, Corporate Finance and
                                             Negotiations Department


                              RES HOLDING CORPORATION



                              By:

                                  ---------------------------------
                                  Name:
                                  Title: